Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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February 3, 2017
New Residential Investment Corp. 1345 Avenue of the Americas New York, New York 10105

Re:	New Residential Investment Corp.
Registration Statement on Form S‑3

Ladies and Gentlemen:

We have acted as special counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 56,545,787 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), including 7,375,537 shares (the “Option Shares”) pursuant to the option (the “Option”) granted to the Underwriters to purchase up to an additional 7,375,537 shares of Common Stock. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares”.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-213058) of the Company relating to Common Stock and other securities of the Company filed on August 10, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated August 10, 2016 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the preliminary prospectus supplement, dated January 30, 2017 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)          the prospectus supplement, dated January 30, 2017 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)          an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated January 30, 2017 among the Company, FIG LLC and Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Shares;

(f)          an executed copy of a certificate of Cameron D. MacDougall, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)          a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) certified by the Secretary of State of the State of Delaware as of January 30, 2017, and certified pursuant to the Secretary’s Certificate;

(h)          a copy of the Company’s Amended and Restated By-laws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(i)          a copy of certain resolutions of the Board of Directors of the Company, adopted on January 26, 2017, and a copy of a written consent of the Pricing Committee of the Board of Directors thereof, dated January 30, 2017, certified pursuant to the Company Secretary’s Certificate; and
(j)          an executed copy of the Underwriters’ notice of exercise in full of the Option.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Share.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement.   In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP

MJZ
MJS